Exhibit 23.2




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
LaserSight Incorporated:

         We consent to incorporation by reference in the registration statement on Form S-8 of LaserSight Incorporated, to be filed with the Securities and Exchange Commission on December 14, 2001, of our report dated February 9, 2001, except as to note 16, which is as of March 12, 2001, relating to the consolidated balance sheets of LaserSight Incorporated and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of LaserSight Incorporated.


                                  /s/ KPMG LLP


St. Louis, Missouri
December 14, 2001